Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223850 on Form S-3 and Nos. 333-210259 and 333-205773 on Form S-8 of our report dated March 8, 2019, relating to the consolidated financial statements of Chiasma, Inc. appearing in this Annual Report on Form 10-K of Chiasma, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, MA

March 8, 2019